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                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                           Commission File No. 1-14342

                                NOVA Corporation
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            One Concourse Parkway, Suite 300, Atlanta, Georgia 30328
            --------------------------------------------------------
                 (Address, including zip code, of registrant's
                          principal executive offices)

      Registrant's telephone number, including area code: (770) 396-1456
                                                          --------------

                     Common Stock, $.01 par value per share
                     --------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which
                     a duty to file reports under Section
                           13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [X]       Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)    [ ]
           Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6              [X]
           Rule 12h-3(b)(1)(i)     [ ]

Approximate number of holders of record as of the certificate or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Bancorp, as successor by merger to the registrant, has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 24, 2001                  By:/s/ Jennie P. Carlson
                                         ---------------------------
                                         Jennie P. Carlson
                                         Executive Vice President,
                                         Deputy General Counsel and Secretary